Exhibit 3.1

EQUITY RESIDENTIAL

ARTICLES OF AMENDMENT

EQUITY RESIDENTIAL, a Maryland statutory real estate investment trust, having an office in Baltimore City, Maryland (which is hereinafter called the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Second Amended and Restated Declaration of Trust, as amended (the “Declaration”), of the Trust is hereby amended as follows:

Section 7.2(g)(2) of Article VII of the Declaration is deleted in its entirety and the following inserted in lieu thereof:

(2)  In addition to exceptions permitted under subparagraph (1) above, the Board shall except a Person from the Ownership Limit if:  (i) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code); (ii) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own Shares in excess of the Ownership Limit by reason of the Excepted Holder’s ownership of Shares in excess of the Ownership Limit pursuant to the exception granted under this subparagraph (2); (iii) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that clause (ii) of subparagraph (1)(B) of Section 7.2(a) will not be violated by reason of the Excepted Holder’s ownership of Shares in excess of the Ownership Limit pursuant to the exception granted under this subparagraph (2); and (iv) such Person provides to the Board such representations and undertakings, if any, as the Board may, in its reasonable discretion, require to ensure that the conditions in clauses (i), (ii) and (iii) hereof are satisfied and will continue to be satisfied throughout the period during which such Person owns Shares in excess of the Ownership Limit pursuant to any exception thereto granted under this subparagraph (2), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 7.2 with respect to Shares held in excess of the Ownership Limit with respect to such Person (determined without regard to the exception granted such Person under this subparagraph (2)).

SECOND:  The foregoing amendment to the Declaration has been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by Section 8-501 of the Maryland REIT Law.  The manner of approval was as follows:

(a)  The Board of Trustees of the Trust adopted a resolution which set forth the foregoing amendment to the Declaration, declared it to be advisable, and directed that it be submitted for consideration at the annual meeting of shareholders of the Trust.

(b)  Notice which stated that a purpose of the annual meeting was to act on the foregoing amendment to the Declaration was given by the Trust as required by law.

(c)  The foregoing amendment to the Declaration was approved by the shareholders of the Trust at the annual meeting of shareholders of the Trust.

THIRD:  The foregoing amendment does not increase the authorized shares of beneficial interest of the Trust.

FOURTH:  The foregoing amendment to the Declaration shall become effective upon acceptance for record by the State Department of Assessments and Taxation of Maryland.

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IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its Executive Vice President, having been duly authorized by a majority of the Trustees of the Trust, and attested to by its Assistant Secretary on this 28th day of May, 2004.

ATTEST:	EQUITY RESIDENTIAL

/s/ Jane Matz	By:	/s/	Bruce C. Strohm
Jane Matz			Bruce C. Strohm
Assistant Secretary			Executive Vice President

THE UNDERSIGNED, Executive Vice President of EQUITY RESIDENTIAL, who executed on behalf of the Trust the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Trust that the foregoing Articles of Amendment to be the corporate act of said Trust and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Bruce C. Strohm
Bruce C. Strohm
Executive Vice President